EXHIBIT 8.1



                 [Letterhead of Wachtell, Lipton, Rosen & Katz]




                                December 6, 2006





Lazard Ltd
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda

Ladies and Gentlemen:

             Reference is made to the Registration Statement on Form S-3 (as amended through the date hereof, the "REGISTRATION STATEMENT") of Lazard Ltd, a Bermuda company ("LAZARD"), and the prospectus supplement thereto (as amended through the date hereof, the "PROSPECTUS SUPPLEMENT") relating to the proposed offering, in accordance with the Underwriting Agreement, dated November 30, 2006, by and among Lazard, certain shareholders party thereto (the "SELLING SHAREHOLDERS") and Goldman, Sachs & Co., as representative of the several underwriters (the "UNDERWRITING AGREEMENT"), of an aggregate of 13,000,000 shares of Class A common stock of Lazard, par value $0.01 per share (the "STOCK"), by Lazard and the Selling Shareholders, an additional 1,050,400 shares of Stock by the Company pursuant to the election of the Underwriters on December 5, 2006, and, at the election of the Underwriters, up to 899,600 additional shares of Stock by the Company.

             We have participated in the preparation of the discussion set forth in the sections entitled "MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS--Taxation of Lazard and its Subsidiaries--UNITED STATES" and "MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS--


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Lazard Ltd
Page 2


Taxation of Shareholders--U.S. FEDERAL INCOME TAXATION" in the Prospectus Supplement. Subject to the limitations and qualifications set forth therein, such discussion, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the ownership of shares of Class A common stock of Lazard.

             In addition, we are of the opinion that Lazard will be treated as a partnership and not as a corporation for United States federal income tax purposes. In rendering this opinion, we have relied, with the consent of Lazard, upon the truth, correctness and completeness of the factual statements and representations (which factual statements and representations we have neither investigated nor verified) contained in the officer's certificate of Lazard dated the date hereof, and have assumed that where such factual statements and representations express the expectations of Lazard as to a future state of facts, the actual state of facts will be consistent at all times with the state of facts expected by Lazard. We have also relied upon the Registration Statement, the prospectus contained therein, and the Prospectus Supplement and have assumed that Lazard will conduct its affairs in the manner described therein. We have also relied, with the consent of Conyers Dill & Pearman, Bermuda ("CONYERS DILL"), upon the opinion of Conyers Dill as to matters of Bermuda law filed as an exhibit to the Registration Statement, and have assumed the accuracy of the conclusions expressed therein.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                           Very truly yours,

                                           /s/ Wachtell, Lipton, Rosen & Katz